                                                                   EXHIBIT 10.19



                               LICENSE AGREEMENT


                                 by and between


                        THE SCRIPPS RESEARCH INSTITUTE,
                             a California nonprofit
                           public benefit corporation


                                      and



                       Sangamo Biosciences, Incorporated
                             a Delaware corporation

                               TABLE OF CONTENTS

DEFINITIONS.....................................................  1
   AFFILIATE....................................................  1
   CONFIDENTIAL INFORMATION.....................................  2
   FIELD........................................................  2
   LICENSED PRODUCT.............................................  2
   NET SALES....................................................  2
   SCRIPPS PATENT RIGHTS........................................  3
   SCRIPPS TECHNOLOGY...........................................  3
   LICENSED TSRI PLANT PRODUCT..................................  3
   NADII AGREEMENT..............................................  3
   SUB-LICENSED J&J PRODUCT.....................................  3
   SUB-LICENSED AGREEMENT.......................................  3
   ZFP AGREEMENTS...............................................  3

LICENSE TERMS AND CONDITIONS....................................  3
   GRANT OF LICENSE.............................................  3
   INITIAL LICENSE FEE..........................................  3
   ROYALTIES....................................................  3
      Percentage Royalty........................................  3
      Minimum Royalty...........................................  4
   COMBINATION PRODUCTS.........................................  4
      Definition of Combination Product.........................  4
      Royalty Payable on Combination Products...................  4
   QUARTERLY PAYMENTS...........................................  5
      Sales by Licensee.........................................  5
      Sales by Sublicensees.....................................  5
   TERM OF LICENSE..............................................  5
   SUBLICENSE...................................................  5
   DURATION OF ROYALTY OBLIGATIONS..............................  5
   REPORTS......................................................  6
   RECORDS......................................................  6
   FOREIGN SALES................................................  6
   FOREIGN TAXES................................................  6

PATENT MATTERS..................................................  6
   PATENT PROSECUTION AND MAINTENANCE...........................  6
   PATENT COSTS.................................................  7
   OWNERSHIP....................................................  7
   SCRIPPS RIGHT TO PURSUE PATENT...............................  7
   INFRINGEMENT ACTIONS.........................................  7
      Prosecution and Defense of Infringements..................  8
      Allocation of Recovery....................................  8

OBLIGATIONS RELATED TO COMMERCIALIZATION........................  8
   COMMERCIAL DEVELOPMENT OBLIGATION............................  8
   GOVERNMENTAL APPROVALS AND MARKETING OF LICENSED PRODUCTS....  9
   INDEMNITY....................................................  9
   PATENT MARKING...............................................  9
   NO USE OF NAME...............................................  9
   U.S. MANUFACTURE.............................................  9
   FOREIGN REGISTRATION.........................................  9

LIMITED WARRANTY................................................  9


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

INTERESTS IN INTELLECTUAL PROPERTY RIGHTS.......................... 10

PRESERVATION OF TITLE.............................................. 10

  Governmental Interest............................................ 10
  Reservation of Rights............................................ 10

CONFIDENTIALITY AND PUBLICATION.................................... 10

  Treatment of Confidential Information............................ 10
  Publications..................................................... 10
  Publicity........................................................ 10

TERM AND TERMINATION............................................... 11

  Term............................................................. 11
  Termination Upon Default......................................... 11
  Termination Upon Bankruptcy or Insolvency........................ 11
  Rights Upon Expiration........................................... 11
  Rights Upon Termination.......................................... 11
  Work-in-Progress................................................. 12

ASSIGNMENT; SUCCESSORS............................................. 12

  Assignment....................................................... 12
  Binding Upon Successors and Assigns.............................. 12

GENERAL PROVISIONS................................................. 12

  Independent Contractors.......................................... 12
  Arbitration...................................................... 12
    Location....................................................... 12
    Selection of Arbitrators....................................... 13
    Discovery...................................................... 13
    Case Management................................................ 13
    Remedies....................................................... 13
    Expenses....................................................... 13
    Confidentiality................................................ 13
  Entire Agreement; Modification................................... 14
  California Law................................................... 14
  Headings......................................................... 14
  Severability..................................................... 14
  No Waiver........................................................ 14
  Name............................................................. 14
  Attorneys' Fees.................................................. 14
  Notices.......................................................... 15
  Compliance with U.S. Laws........................................ 16

                               LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 14th day of March, 2000, by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation ("Scripps") located at 10550 North Torrey Pines Road, La Jolla, California 92037, and Sangamo Biosciences, Incorporated, a Delaware corporation, located at 501 Canal Street, Richmond, CA 94804 ("Licensee"), with respect to the facts set forth below.

                                    RECITALS

     A. Scripps has been and is engaged in fundamental scientific biomedical and biochemical research including research relating to zinc finger proteins ("ZFP's").

     B. Licensee has been and is engaged in research and development of ZFP's for use in various fields.

     C. Licensee has previously exclusively sublicensed certain Scripps' ZFP-related technology from Johnson & Johnson in specified fields.

     D. Scripps has previously exclusively licensed Norvartis Agricultural Discovery Institute, Inc. ("NADII") certain Scripps' ZFP-related technology in other fields, notably plant agricultural products.

     E. Scripps has disclosed to Licensee certain technology and Scripps has the exclusive right to grant a license to the technology, subject to the above-noted agreements and certain rights of the U.S. Government to use such technology for its own purposes, resulting from the receipt by Scripps of certain funding from the U.S. Government.

     F. Scripps desires to grant to Licensee, and Licensee wishes to acquire from Scripps, an exclusive worldwide right and license to all remaining licensable fields useful with the technology and to certain patent rights and know-how of Scripps with respect thereto, subject to the terms and conditions set forth herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Scripps and Licensee hereby agree as follows:

     1.   Definitions. Capitalized terms shall have the meaning set forth below.

          1.1. Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

          1.2. Confidential Information. The term "Confidential Information" shall mean any and all proprietary or confidential information of Scripps or Licensee, which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

          a. Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

          b. Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party's employees); or

          c. Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

          d.   Has been published by a third party as a matter of right.

          1.3. Field. The term "Field" shall mean all fields of use except the Sublicensed J & J Product as defined in paragraph 1.10 herein or the Licensed TSRI Plan Product as defined in the NADII Agreement of paragraph 1.9 herein. It is understood by all Parties to this Agreement that NADII, under the NADII Agreement referred to in paragraph 1.9 herein, has a license for research tool use for the Field described in the NADII Agreement.

          1.4. Licensed Product. The term "Licensed Product" shall mean any product that cannot be developed, manufactured, offered to sale, used, sold or imported without infringing one or more issued claims under Scripps Patent Rights.

          1.5. Net Sales. The term "Net Sales" shall mean the gross amount invoiced by Licensee, or its Affiliates and sublicensees, or any of them, on all sales of Licensed Products, less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned goods, (iii) prepaid freight and (iv) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and value-added taxes). For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the Licensed Product shipped for delivery. Sales of Licensed Products by Licensee, or an Affiliate or sublicensee of Licensee to any affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder.

          1.6. Scripps Patent Rights. The term "Scripps Patent Rights" shall mean rights arising out of or resulting from (i) any and all U.S. and foreign patent applications and patents covering Scripps Technology (a list of which is attached as Exhibit A), (ii) the patents proceeding from such applications,
(iii) all claims of continuations-in-part directed solely to subject matter specifically described in Scripps Technology, and (iv) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in (i)-(iii) above, so long as said patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

          1.7. Scripps Technology. The term "Scripps Technology" shall mean so much of the technology as is proprietary to Scripps disclosed in PCT 95/00829, filed 18 January 1995, a copy of which is attached as Exhibit A hereto and incorporated herein by reference, together with materials, information and know-how related thereto whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not any such processes and technology, or information related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

          1.8. Licensed TSRI Plant Product. The term "Licensed TSRI Plant Product" shall mean any product exclusively licensed by Scripps to NADII under the NADII Agreement.

          1.9. NADII Agreement. The term "NADII Agreement" shall mean the Plant License Agreement entered into between Scripps and NADII on November 17, 1999; a redacted copy of which is attached hereto as Exhibit B and incorporated herein by reference.

          1.10. Sub-Licensed J&J Product. The term "Sub-Licensed J&J Product" shall mean "Licensed Product" as defined in the Sub-License Agreement.

          1.11. Sub-License Agreement. The term "Sub-License Agreement" shall mean the agreement entered into between Johnson and Johnson and Licensee on 9 May 1996; a redacted copy of which is attached hereto as Exhibit C and incorporated herein by reference.

          1.12. ZFP Agreements. The term "ZFP Agreements" shall mean collectively this License Agreement, the NADII Agreement and the Sub-License Agreement.

     2.   License Terms and Conditions.

     2.1. Grant of License. Scripps hereby grants to Licensee an exclusive, worldwide license, including the right to sublicense, to Scripps Technology and under Scripps Patent Rights, to make, to have made, to use, to offer for sale, to sell, and to import Licensed Products in the Field, subject to the terms of this Agreement.

     2.2. Initial License Fee. In partial consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a non-refundable license fee upon execution of this Agreement in the amount of 70,000 shares of Licensee common stock as specified in Exhibit D. The license fee described in this Section is consideration for the grant and continuation of the license hereunder, and Scripps shall have no obligation to return any portion of such license fee, notwithstanding any failure by Licensee to develop any Licensed Product or market any Licensed Product commercially, and notwithstanding the volume of sales of any such Licensed Product.

     2.3. Royalties.

          2.3.1. Percentage Royalty. As additional consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a continuing royalty on a country-by-country basis in the amount of (i) two percent (2%) of Net Sales of Licensed Products which cannot be made, used or sold in such country without utilizing one or more valid claims under Scripps Patent Rights. Only single royalty on any Licensed Product shall be payable to Scripps under the ZPF Agreements.

          2.3.2. Minimum Royalty. From and after 1 January, 2001, in order to maintain the license granted hereunder in force, Licensee shall pay to Scripps no later than 90 days after commencement of January 1 of each year, a minimum annual royalty. The minimum annual royalty for the twelve (12) month period beginning with such date shall be Fifty Thousand Dollars ($50,000), and the amount of the minimum annual royalty payable for each subsequent twelve (12) month period during the term hereof shall be the greater of Fifty Thousand Dollars ($50,000) or two percent (2%) of the total royalties payable under this Agreement during the immediately preceding twelve (12) month period. Any percentage royalties earned and paid to Scripps pursuant to Section 2.3.1 hereof for any twelve (12) month period shall be credited against the minimum royalty payable for such period, and the payment of any shortfall between actual royalties paid and the minimum annual royalty applicable to such twelve (12) month period shall be payable to Scripps within sixty (60) days after the last day of such twelve (12) month period.

     2.4  Combination Products.

          2.4.1. Definition of Combination Product. As used herein, the term "Combination Product" shall mean a Licensed Product which cannot be manufactured, offered to sell, used or sold without infringing Scripps Patent Rights, utilizing Scripps Technology licensed hereunder, infringing or utilizing one or more patents or proprietary technology or know-how of (i) Licensee, (ii) a third party licensed pursuant to an agreement between Licensee and such third party, or (iii) Scripps under a license agreement other than this Agreement (referred to herein as "other licensed rights").

          2.4.2. Royalty Payable on Combination Products. The royalty payable on Combination Products shall be the royalty rate set forth in Section 2.3.1 above based on a pro rata portion of Net Sales of Combination Products in accordance with the following formula:

                                            X = A/B, where

                         X = the pro rata portion of Net Sales attributable to Scripps Patent Rights or other Scripps Technology licensed herein (expressed as a percentage), and

                         A = the fair market value of the component in the Combination Product utilizing Scripps Technology licensed hereunder, and

                         B = A plus the fair market value of all other components in the Combination Product using other licensed rights.

The fair market values described above shall be determined by the parties hereto in good faith. In the absence of agreement as to the fair market value of all of the components contained in a

          2.9. Reports. Licensee shall furnish to Scripps at the same time as each royalty payment is made by Licensee, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

          2.10. Records. Licensee shall keep, and cause its Affiliates and sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. Scripps shall have the right to appoint an independent certified public accounting firm approved by Licensee, which approval shall not be unreasonably withheld, to audit the records of Licensee, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Licensee, its Affiliates and sublicensees shall pay to Scripps an amount equal to any additional royalties to which Scripps is entitled as disclosed by the audit, plus interest thereon at the rate of one-half percent (0.5%) per month. Such audit shall be at Scripps' expense; provided, however, that if the audit discloses that Scripps was underpaid royalties with respect to any Licensed Product by at least five percent (5%) for any calendar quarter, then Licensee, its Affiliates or sublicensee, as the case may be shall reimburse Scripps for any such audit costs. Scripps may exercise its right of audit as to each of Licensee, its Affiliates or sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to Scripps only information relating to the accuracy of the royalty payments. Licensee, its Affiliates and sublicensees shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

          2.11. Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to Scripps in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Scripps or its nominee in any commercial bank or trust company of Scripps' choice located in that country, prompt written notice of which shall be given by Licensee to Scripps.

          2.12. Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for the accounts of Scripps shall be promptly paid by Licensee for and on behalf of Scripps to the appropriate governmental authority, and Licensee shall use its best efforts to furnish Scripps with proof of payment of such tax together with official or other appropriate evidence issued by the applicable governmental authority. Any such tax actually paid on Scripps' behalf shall be deducted from royalty payments due Scripps.

          3.     Patent Matters.

          3.1. Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent included within Scripps Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Scripps shall direct and control (i) the preparation, filing and prosecution of the United States and foreign patent applications within Scripps Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. Scripps shall select the patent attorney, subject to Licensee's written approval, which approval shall not be unreasonably withheld. Both parties hereto agree that Scripps may, at its sole discretion, utilize Scripps' Office of Patent Counsel in lieu of independent counsel for patent prosecution and maintenance described herein, and the fees and expenses incurred by Scripps with respect to work done by such Office of Patent Counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Scripps Patent Rights. Scripps shall use its best efforts to implement all reasonable requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Scripps Patent Rights. Scripps shall keep Licensee informed with regard to the patent application and maintenance processes. Scripps shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters.

     3.2. Patent Costs. Licensee acknowledges and agrees that Scripps does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for Licensee's assumption of a pro rata share of the patent costs and expenses as described herein subject to other licensee's patent prosecution payment obligations under the ZFP Agreements, sublicenses thereunder, or other such agreements. Licensee shall pay a pro rata share of all future reasonable expenses incurred by Scripps pursuant to Section
3.1 hereof. The pro rata share of Patent Costs shall be determined by the number of licensees. In the event one of the Licensees defaults under their license and those rights revert to Scripps, the other licensees shall have the right to bid on obtaining a license to those rights. Licensee agrees to pay all such future patent expenses directly or to reimburse Scripps for the payment of such expenses within sixty (60) days after Licensee receives an itemized invoice therefor. In the event Licensee elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Scripps Patent Rights, any such patent application or patent shall be excluded from the definition of Scripps Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Scripps and may be freely licensed by Scripps. Licensee shall give Scripps at least sixty (60) days' prior written notice of such election. No such notice shall have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election.

     3.3 Ownership. The patent applications filed and the patents obtained by Scripps pursuant to Section 3.1 hereof shall be owned solely by Scripps, assigned to Scripps and deemed a part of Scripps Patent Rights.

     3.4 Scripps Right to Pursue Patent. If at any time during the term of this Agreement, Licensee's rights with respect to Scripps Patent Rights are terminated, Scripps shall have the right to take whatever action Scripps deems appropriate to obtain or maintain the corresponding patent protection at its own expense. If Scripps pursues patents under this Section 3.5, Licensee agrees to cooperate fully, including by providing, at no charge to Scripps, all appropriate technical data and executing all necessary legal documents.

     3.5  Infringement Actions.

               3.5.1. Prosecution and Defense of Infringements. In order to maintain the license granted hereunder in force, Licensee shall use reasonable business judgement to prosecute infringements in the Field of any Scripps Patent Rights and shall defend all charges of infringement arising as a result of the exercise of Scripps Patent Rights by Licensee, its Affiliates or sublicensees, unless otherwise agreed to between Scripps and Licensee. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of Scripps, which consent shall not be unreasonably withheld. Scripps shall permit any action to be brought in its name if required by law, and Licensee shall hold Scripps harmless from any costs, expenses or liability respecting all such infringements or charges of infringement. Scripps agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 3.1, for which Licensee shall pay to Scripps a reasonable hourly rate of compensation. In the event Licensee fails to prosecute any such infringement, Licensee shall notify Scripps in writing promptly and Scripps shall have the right to prosecute such infringement on its own behalf. Failure on the part of Licensee to prosecute any such infringement shall be grounds for termination of the license granted to Licensee hereunder, with respect to the country in which such infringement occurs, at the option of Scripps.

               3.5.2. Allocation of Recovery. Any damages or other recovery from an infringement action undertaken by Licensee pursuant to Section 3.5.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows:
(i) thirty percent (30%) to Scripps and (ii) seventy percent (70%) to Licensee. If Licensee fails to prosecute any such action to completion, then any damages or other recovery net of the parties' costs and expenses incurred in such infringement action shall be the sole property of Scripps.

     4.   Obligations Related in Commercialization.

          4.1. Commercial Development Obligation. In order to maintain the license granted hereunder in force, Licensee shall use reasonable efforts and due diligence to develop Scripps Technology and Scripps Patent Rights which are licensed hereunder into commercially viable Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products. Licensee shall keep Scripps generally informed as to Licensee's progress in such development, production and sale, including its efforts, if any, to sublicense Scripps Technology and Scripps Patent Rights, and Licensee shall deliver to Scripps an annual written report and such other reports as Scripps may reasonably request. In the event Scripps has a reasonable basis to believe that Licensee is not using reasonable efforts and due diligence as required hereunder, upon notice by Scripps to Licensee which specifies the basis for such belief, Scripps and Licensee shall negotiate in good faith to attempt to mutually resolve the issue. In the event Scripps and Licensee cannot agree upon any matter related to Licensee's commercial development obligations, the parties agree to utilize arbitration pursuant to Section 10.2 hereof in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder, and such default is not fully cured within sixty (60) days after the arbitrator's decision, Scripps may terminate Licensee's rights under this Agreement.

          4.2. Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Licensee's expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

          4.3. Indemnity. Licensee hereby agrees to indemnify, defend and hold harmless Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Scripps Patent Rights or Scripps Technology pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the general public Licensee shall use its best efforts to have Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Licensee, its Affiliates and sublicensees applicable to Licensed Products.

          4.4. Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

          4.5. No Use of Name. The use of the name "The Scripps Research Institute", "Scripps", or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited.

          4.6. U.S. Manufacture. To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee.

          4.7. Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

     5. Limited Warranty. Scripps hereby represents and warrants that it has full right and power to enter into this Agreement. SCRIPPS MAKES NO OTHER WARRANTIES CONCERNING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO SCRIPPS PATENT RIGHTS, SCRIPPS TECHNOLOGY OR ANY LICENSED PRODUCT. SCRIPPS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCRIPPS PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER


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

INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT.

    6.      Interests in Intellectual Property Rights.

      6.1 Preservation of Title. Scripps shall retain full ownership and title to Scripps Technology, and Scripps Patent Rights licensed hereunder and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to Licensee fully performing all of its obligations under this Agreement.

      6.2 Governmental Interest. Licensee and Scripps acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps' research activities. Licensee and Scripps acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to Scripps' obligations and the rights of the United States Government, if any, which arise or result from Scripps' receipt of research support from the United States Government, including without limitation, the grant by Scripps to the United States a non-exclusive, irrevocable, royalty-free license to Scripps Technology and Scripps Patent Rights licensed hereunder for governmental purposes.

      6.3 Reservation of Rights. Scripps reserves the right to use for any non-commercial research purposes and the right to allow other nonprofit institutions to use for any non-commercial research purposes any Scripps Technology and Scripps Patent Rights licensed hereunder, without Scripps or such other institutions being obligated to pay Licensee any royalties or other compensation.

    7.      Confidentiality and Publication.

      7.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

      7.2 Publications. Licensee agrees that Scripps shall have a right to publish in accordance with its general policies.

      7.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with
Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3.

    8.      Term and Termination.

      8.1. Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 2.6 hereof.

      8.2. Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of fifteen (15) days after receipt of a written notice requesting the payment of such amount; (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

            Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

      8.3. Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by Scripps giving written notice of termination to Licensee upon the filing of bankruptcy or bankruptcy of Licensee or the appointment of a receiver of any of Licensee's assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy law. Termination shall be effective upon the date specified in such notice.

      8.4. Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 7.1, and Licensee shall continue to abide by its obligation to indemnify Scripps as described in Section 4.3.

      8.5 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 8.6 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any Scripps Patent Rights or any Scripps Technology not otherwise includable therein. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information and other materials which embody or disclose Scripps Patent Rights or any Scripps Technology not otherwise includable therein; provided, however, that Licensee shall not be obligated to provide Scripps with proprietary information which Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 7.1, and Licensee shall continue to abide by its obligations to indemnify Scripps as described in
Section 4.3.

          8.6. Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to Scripps the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

     9.   Assignment; Successors.

          9.1. Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or transferred by Licensee except (i) to an Affiliate of Licensee or a successor in interest to all or substantially all of the business assets of Licensee, whether by way of merger, consolidation, sale of all or substantially all of Licensee's assets, change of control or a similar transaction, or (ii) as expressly permitted hereunder, without the prior written consent of Scripps (which consent shall not be unreasonably withheld).

          9.2. Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and Licensee. Any such successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

     10.  General Provisions.

          10.1. Independent Contractors. The relationship between Scripps and Licensee is that of independent contractors. Scripps and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

          10.2. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

               10.2.1. Location. The location of the arbitration shall be in the County of San Diego.

               10.2.2. Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

               10.2.3. Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

               10.2.4. Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

               10.2.5. Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

               10.2.6. Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorneys' fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

               10.2.7. Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

          10.3. Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

          10.4. California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

          10.5. Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

          10.6. Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreeement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

          10.7. No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

          10.8. Name. Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term "Licensee" as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

          10.9. Attorneys' Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

     10.10.

     10.11. Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

     For Scripps:   The Scripps Research Institute

                    10550 North Torrey Pines Road, TPC-9

                    La Jolla, California 92037

                    Attention: Director, Technology Development

                    Fax No.: (858) 784-9910

     and a copy to: The Scripps Research Institute

                    10550 North Torrey Pines Road, TPC-8

                    La Jolla, California 92037

                    Attention: General Counsel

                    Fax No.: (858) 784-9399

For Licensee:       Sangamo Biosciences Incorporated

                    Point Richmond Tech Center

                    501 Canal Blvd., Suite A100

                    Richmond, CA 94804

                    Attention: President

                    Fax No.: (510) 236-8951

          Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via telefax, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

          10.12. Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit Scripps or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

SCRIPPS:                                LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE          SANGAMO BIOSCIENCES INCORPORATED

By: /s/ ARNOLD LAGUARDIA                By: /s/ PETER BLUFORD
   -------------------------------         -------------------------------------
        Arnold LaGuardia                        Peter Bluford

Title: Executive Vice President         Title: VP, Corporate Development
      ----------------------------            ----------------------------------

                                                                       EXHIBIT B

                               NADII AGREEMENT

        "Field" means use as a Licensed Bioremediation Product or Licensed Plant Product.

        "Licensed Bioremediation Product(s)" means any Bioremediation Product that cannot be made, used, sold, offered for sale or imported without infringing TRSI Plan Patent Rights or which embodies or is produced using TSRI Proprietary Property.

        "Licensed Plant Product(s)" means any Plant Product which cannot be made, used, sold, offered for sale or imported without infringing TSRI Plant Patent Rights or TSRI Plant Variety Protection Rights or which embodies or is produced using TSRI Proprietary Property.

        "Licensed TSRI Plant Product(s)" means any one or more Licensed Plant Product and/or Licensed Bioremediation Product.

        "Plant Products": As used in this Agreement, the term "Plant Product," individually, or "Plant Products," collectively, shall mean any one or more plant composition product, device, method, procedure, software, computer program, material, or element to be utilized by the agricultural and farming industry for the purpose of improving, restricting or otherwise modifying growth or productivity of plants; or preventing or treating disease or insect or fungal infestation in plants; or controlling or modifying certain traits of plants or producing improved or modified seeds and plants.

        "Proprietary Property" means, with respect to any party hereto, any and all (i) technology or information, now existing or hereafter arising, in which such party shall have an exclusive proprietary interest, including, without limitation, any idea, data, compound, molecule, animal, virus, genome, genetic element, cell line, material, replicable biological material, know-how, technique, product, device, method, process, use, composition, skill, invention, discovery, trade secret, software, computer program, configuration or technology of any kind, whether or not any such information or technology would be enforceable as a trade secret, the copying of which would be enjoined or restrained by a court of competent jurisdiction as constituting copyright infringement or unfair competition, or the information or technology would be eligible for protection under the patent, trade secret or copyright laws of the United States or elsewhere and which has not been publicly disclosed and (ii) TSRI Plant Patent Rights, and (iii) TSRI Plant Variety Protection Rights.

               "TSRI Plant Patent Rights" means the rights arising out of or resulting from (i) any and all U.S. and foreign patents covering TSRI Plant Technology and (ii) to the extent they cover TSRI Plant Technology, all continuations, divisions, continuations-in-part, reissues, reexaminations, and extentions thereof, so long as such patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

               "TSRI Plant Product(s)" means any one or more Plant Product or Bioremediation Product.

               "TSRI Plant Technology" means any TSRI Proprietary Property disclosed in the United States Patent Applications set forth on Exhibit A hereto, and to the extent they cover TSRI Plant Technology, all continuations, divisions, continuations-in-part, reissues, reexaminations, and extentions thereof;

               "TSRI Plant Variety Protection Rights" means the rights arising out of or resulting from any and all U.S. and foreign plant variety protection laws covering TSRI Plant Technology.

               "TSRI Proprietary Property" means Proprietary Property in which TSRI has a proprietary interest.